UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2018

SUPERVALU INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-5418	41-0617000
(Commission File Number)	(IRS Employer Identification No.)

11840 Valley View Road, Eden Prairie, Minnesota	55344
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 828-4000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry Into a Material Definitive Agreement.

Merger Agreement

On July 25, 2018, SUPERVALU INC., a Delaware corporation (“SUPERVALU,” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with SUPERVALU Enterprises, Inc. (“SUPERVALU Enterprises”), a Delaware corporation and wholly owned subsidiary of SUPERVALU, United Natural Foods, Inc. (“UNFI”), a Delaware corporation, and Jedi Merger Sub, Inc., a Delaware corporation and newly formed wholly owned subsidiary of UNFI (“Merger Sub”), providing for the acquisition of SUPERVALU by UNFI.

Under the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of UNFI (the “Merger”). Pursuant to the Merger Agreement, each share of Company common stock outstanding at the effective time of the Merger will be converted into the right to receive a cash payment equal to $32.50 per share, without interest (the “Merger Consideration”).

Pursuant to the Merger Agreement, at the effective time of the Merger, (a) each outstanding Company stock option will be rolled over into options exercisable for UNFI common stock and (b) each restricted share award, restricted stock unit award, performance share unit award and deferred stock unit award will be converted into the right to receive a cash-settled award equal to the product of (i) the number of shares of Company common stock subject to such award immediately prior to the effective time (in the case of performance share unit awards, subject to the vesting specified in the applicable award agreement for a “change of control” transaction) and (ii) the Merger Consideration, less any applicable taxes, which converted awards will continue to be subject to the same terms and conditions that were otherwise applicable to the underlying award (except that performance share unit awards will no longer be subject to any performance-based vesting conditions).

The Board of Directors of the Company has unanimously (1) determined that it is fair to and in the best interests of the Company and its stockholders (as applicable), and declared it advisable, to enter into the Merger Agreement, (2) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger and (3) resolved to recommend the adoption of the Merger Agreement by Company stockholders, who will be asked to vote on the adoption of the Merger Agreement at a special stockholders meeting.

The consummation of the transactions contemplated by the Merger Agreement is also subject to the satisfaction or waiver (if permitted by law) of certain closing conditions, including, among other things, (i) the accuracy of the representations and warranties of the parties (generally subject to a “material adverse effect” qualification), (ii) the performance of the covenants of the parties in all material respects, (iii) receipt of approval, or expiration or termination of waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (iv) approval by holders of a majority of the Company’s common stock outstanding and entitled to vote.

The parties are required to use reasonable best efforts to take all reasonable actions to complete the Merger. If necessary to obtain the requisite antitrust clearances, the parties must use reasonable efforts to:  (1) divest, license or otherwise dispose of any assets, products or business lines, (2) create, terminate or divest relationships, ventures or contractual obligations or (3) otherwise agree to restrictions or limitations on the combined company’s businesses (clauses (1)–(3), “Remedial Actions”), provided that UNFI and its affiliates will not be required to agree to take any Remedial Action if such action, taken together with all other Remedial Actions, would reasonably be expected to have a material adverse effect on UNFI and its subsidiaries (including the Company and its subsidiaries), taken as a whole, after giving effect to the consummation of the Merger.

The Merger is not subject to a financing condition, and UNFI has undertaken to take all actions necessary to obtain funds sufficient to fund the Merger Consideration and other amounts to be paid at closing.  The Company has agreed to cooperate with and provide assistance to UNFI in connection with its financing efforts.

The Company has also agreed (1) to cause a stockholder meeting to be held to obtain the Company’s stockholder approval, (2) to not solicit, enter into discussions concerning, or provide confidential information in connection with, alternative transactions, subject to a customary provision that allows the Company under certain circumstances to provide information to and participate in discussions with third parties with respect to unsolicited alternative acquisition proposals that the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a “superior proposal” and (3) subject to certain exceptions, that the Company’s board of directors will recommend that the stockholders of the Company vote to approve the Merger Agreement. The Merger Agreement also contains a “fiduciary out” provision under which the Company’s board of directors may, subject to certain requirements set forth in the Merger Agreement (including consultation with the Company’s financial advisors and outside legal counsel), (i) change its recommendation to the Company’s stockholders to approve the Merger Agreement in response to an “intervening event” or a “superior proposal” or (ii) terminate the merger agreement in order to enter into a “superior proposal” received from a third party.

The Merger Agreement also contains certain termination rights for both the Company and UNFI, including that either the Company or UNFI may terminate the Merger Agreement if the Merger is not completed on or prior to January 25, 2019 (the “End Date”), subject to extension until up to April 25, 2019 for the purpose of obtaining regulatory clearances.  If the Merger Agreement is terminated under certain circumstances, including by UNFI in response to a change in the recommendation of the Company’s board of directors to the Company’s stockholders, or by the Company to accept a “superior proposal,” the Company may be required to pay UNFI a termination fee in the amount of approximately $40.5 million.

The Merger is expected to close during the fourth quarter of calendar year 2018.

SUPERVALU filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on July 2, 2018, in connection with its annual meeting, which included a proposal for the reorganization of SUPERVALU’s corporate structure into a holding company structure, with SUPERVALU Enterprises as the holding company (the “Holding Company Merger”), and certain related transactions (including the Holding Company Merger, the “Pre-Closing Reorganization”). Once the Holding Company Merger is completed, SUPERVALU Enterprises, rather than SUPERVALU, will be the “Company” for purposes of the Merger Agreement.

A copy of the Merger Agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement.

The Merger Agreement and the above description of the Merger Agreement have been included to provide investors with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about UNFI, SUPERVALU or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of specific dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made by each party to the other for the purposes of allocating contractual risk between them. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by UNFI or SUPERVALU. Investors should not construe the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of UNFI, SUPERVALU or any of their respective subsidiaries, affiliates or businesses.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the execution of the Merger Agreement, SUPERVALU and Mark Gross, SUPERVALU’s President and Chief Executive Officer, agreed to amend, effective as of the closing of the transactions contemplated under the Merger Agreement, the letter agreement, change in control severance agreement and outstanding equity award agreements between the parties to, in summary, (a) prohibit Mr. Gross from engaging in activities relating to the grocery wholesale business and SUPERVALU’s grocery retail businesses and (b) extend the periods during which the foregoing prohibition and other restrictive covenants contained in such agreements will apply from twelve (12) to twenty-four (24) months.

Item 8.01.          Other Events.

On July 26, 2018, the Company and UNFI issued a joint press release announcing the execution of the Merger Agreement.  A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.          Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of July 25, 2018, by and among SUPERVALU INC., SUPERVALU Enterprises, Inc., United Natural Foods, Inc. and Jedi Merger Sub, Inc.†

99.1	Press Release, dated July 26, 2018.

†
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the U.S. Securities and Exchange Commission.

UNFI and SVU Forward Looking Statements

This filing contains, and certain statements made by representatives of UNFI and SUPERVALU, and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. UNFI’s and SUPERVALU’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, UNFI’s and SUPERVALU’s expectations with respect to future performance and anticipated financial impacts of the business combination, the satisfaction of the closing conditions to the business combination and the timing of the completion of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside UNFI’s and SUPERVALU’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement relating to the proposed business combination; (2) the outcome of any legal proceedings that may be instituted against UNFI or SUPERVALU following the announcement of the merger agreement and the transactions contemplated therein; (3) the inability to complete the business combination, including due to failure to obtain approval of the shareholders of SUPERVALU or other conditions to closing in the merger agreement; (4) risks related to the financing of the transaction; (5) the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (6) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (7) costs related to the business combination; (8) risks related to the disruption of the transaction to SUPERVALU and its management; (9) the effect of announcement of the transaction on SUPERVALU’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; and (10) other risks and uncertainties identified in UNFI’s and SUPERVALU’s filings with the Securities and Exchange Commission (“SEC”). More information about other potential factors that could affect UNFI’s and SUPERVALU’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in UNFI’s Annual Report on Form 10-K for the fiscal year ended July 29, 2017 and SUPERVALU’s Report on Form 10-K for the fiscal year ended February 24, 2018, as amended, and any updates to those risk factors set forth in UNFI’s and SUPERVALU’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. The foregoing list of factors is not exclusive. UNFI and SUPERVALU caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. UNFI and SUPERVALU do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, other than as required by applicable law.

Additional Information will be Filed with the SEC

SUPERVALU INC. (including any successor thereof, “SUPERVALU”) plans to file with the SEC a proxy statement in connection with the contemplated transaction (the “Proxy Statement”), and SUPERVALU may file with the SEC other documents regarding the proposed transaction. The definitive Proxy Statement will be mailed to shareholders of SUPERVALU. SHAREHOLDERS OF SUPERVALU ARE URGED TO READ THE PROXY STATEMENT REGARDING THE TRANSACTION CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BY SUPERVALU, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC by SUPERVALU through the website maintained by the SEC at www.sec.gov. Free copies of the Proxy Statement (when available) and other documents filed with the SEC can also be obtained by directing a request to SUPERVALU INC., Investor Relations, P.O. Box 990, Minneapolis, MN 55344.

Participants in the Solicitation

UNFI, SUPERVALU and their respective directors and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of SUPERVALU in respect of the proposed transaction. Information regarding SUPERVALU’s directors and executive officers is available in its proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on July 2, 2018, and information regarding UNFI’s directors and executive officers is available in its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on November 3, 2017. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy and other relevant materials to be filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERVALU INC.

By:	/s/ Rob N. Woseth
	Name:	Rob N. Woseth
	Title:	Executive Vice President and Chief Financial Officer

Date:  July 26, 2018